UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2025

LM FUNDING AMERICA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37605	47-3844457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 West Platt Street Suite 100
Tampa, Florida		33606
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 813 222-8996

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock par value $0.001 per share	LMFA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement

Securities Repurchase Agreement

On October 29, 2025, LM Funding America, Inc. (the “Company”) entered into Securities Repurchase Agreements (the “Repurchase Agreements”) with seven institutional investors that participated in the Company’s private placement financing that closed on August 18, 2025 (the “Sellers”). Under the Repurchase Agreements, the Company agreed to repurchase from the Sellers an aggregate of 3,308,575 shares of Company common stock, par value $0.001 per share (“Common Stock”), together with warrants (“Warrants”) to purchase 3,308,575 shares of Common Stock that were issued in the August 2025 private placement and that were subsequently adjusted to represent the right to purchase an aggregate of 7,248,787 shares (the “Repurchase”). At the closing of the Repurchase, the Company paid $2.41 per unit of Common Stock and associated Warrant (a “Unit”), with each Unit consisting of one share of Common Stock and a Warrant to purchase approximately 2.19 shares of Common Stock (after giving effect to the above-described warrant adjustment), for an aggregate repurchase price of approximately $8 million. The closing of the Repurchase was completed on October 30, 2025.

The foregoing description of the Repurchase Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Repurchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8‑K and incorporated herein by reference.

Loan Facility

To fund the Repurchase, on October 29, 2025, the Company entered into a Master Digital Currency Loan Agreement (the “Loan Agreement”) with Galaxy Digital LLC (“Lender”). The Loan Agreement establishes the terms and conditions pursuant to which the Company may, from time to time, borrow U.S. Dollars and/or specified digital currencies (each, a “Loan”), including Bitcoin, Ether, and other mutually agreed digital assets, from Lender (the “Loan Facility”). Loans under the Loan Facility may be structured as open loans, term loans, or collar‑loans, with the specific type, amount borrowed, specified fees, collateral pledged, maturity and other provisions for each Loan to be set forth in a written term sheet executed by the Company and Lender at the time of such Loan. Each Loan will be secured by cash or digital currency collateral, whereby the Company has granted Lender a first‑priority security interest in such collateral to secure the Company’s obligations underlying such Loan.

The Loan Agreement also contains provisions governing events of default, which include (i) failure by the Company to pay borrowed amounts or fees when due, (ii) failure by Lender to return collateral, (iii) material breaches of covenants by either party, (iv) failure by the Company to provide additional collateral or margin refunds when required, (v) failure by the Company to deliver incremental tokens in connection with applicable digital currency forks or airdrops, (vi) certain merger or reorganization transactions, (vii) insolvency or bankruptcy proceedings, and (viii) cross‑default events involving the Company or its affiliates under other agreements for borrowed money. Upon an event of default by the Company, Lender may declare all outstanding obligations immediately due and payable, terminate the Loan Agreement, and exercise rights and remedies available under the agreement, law, or equity. Upon an event of default with respect to Lender, the Company has reciprocal rights with respect to the return of collateral.

The Loan Agreement has an initial term of one year and will automatically renew for successive one‑year terms unless terminated in accordance with its terms. In addition to events of default, the Loan Agreement includes termination events such as loss or nonrenewal of required licenses or regulatory authorizations, specified governmental or criminal proceedings against the Company or its key personnel, significant declines in net asset value or net worth beyond agreed thresholds, failures to deliver required financial statements or other reporting, and key person events where required management is not replaced with acceptable personnel.

On October 30, 2025, the Company made a draw under the Loan facility and borrowed a principal sum of $11 million and granted to Lender a security interest in Bitcoin collateral owned by the Company. The proceeds of this borrowing were used to fund the Repurchase, with the remaining amounts borrowed to be used for general corporate purposes.

The foregoing summary of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which will be filed by the Company as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025.

Item 2.03 Creation of a Direct Financial Obligation

The information contained under Item 1.01 under the heading Loan Facility is hereby incorporated by reference into this Item 2.03

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Form of Securities Repurchase Agreement
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LM Funding America, Inc.

Date:	October 31, 2025	By:	/s/ Richard Russell
Richard Russell, Chief Financial Officer